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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                ______________

                                  FORM  8-A

           FOR  REGISTRATION  OF  CERTAIN  CLASSES  OF  SECURITIES
                  PURSUANT TO SECTION 12(B) OR 12 (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        THE NEW YORK TIMES COMPANY
             ________________________________________________
          (Exact Name of Registrant as Specified in Its Charter)

         New York                                     13-1102020
--------------------------------------           -------------------
(State of Incorporation or Organization)         (IRS Employer
                                                 Identification no.)

229 West 43d Street, New York, New York                 10036
-----------------------------------------        -------------------
(Address of principal executive offices)              (Zip Code)

If this form relates to the            If this form relates to the
registration of a class of debt        registration of a class of debt
securities and is effective upon       securities and is to become effective
filing pursuant to General             simultaneously with the
Instruction A(c)(1) please check       effectiveness of a concurrent
the following box. / /                 registration statement under the
                                       Securities Act of 1933 pursuant to
                                       General Instruction A(c)(2) please
                                       check the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                Name of Each Exchange on Which
    to be so Registered                Each Class is to be Registered
    -------------------                ------------------------------

    Class A Common Stock of               New York Stock Exchange
         $.10 par value


Securities to be registered pursuant to Section 12(g) of the Act:

    None

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                    INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The capital stock of The New York Times Company (the "Registrant") to be registered on the New York Stock Exchange, Inc. is the Registrant's Class A Common Stock.

         The description of the Class A Common Stock is set forth in the Certificate of Incorporation as amended by the Class A and Class B stockholders and restated on September 29, 1993, filed as Exhibit 3.1 to the Registrant's Form 10-K dated March 21, 1994, and is hereby incorporated by reference in response to this Item.

         In summary, the capital stock of the Registrant consists of 200,910,000 shares, of which 110,000 shares of the par value of $100 each are 5 1/2% Cumulative Prior Preference Stock, 200,000 shares of the par value of $1 each are Serial Preferred Stock, 200,000,000 shares of the par value of $0.10 each are Class A Common Stock and 600,000 of the par value $0.10 each are Class B Common Stock.


         The Registrant has two classes of outstanding voting securities, the Class A Common Stock and the Class B Common Stock. The Class A stockholders have limited voting rights, which, in summary, entitle Class A stockholders to vote for (i) the election of 30% of the Registrant's board of directors; (ii) the ratification of the selection of the Registrant's independent certified accountants, certain interested party transactions and certain acquisitions involving the issuance of stock; and (iii) the reservation of stock for options to be granted to officers, directors and employees.

         Except as outlined above, and except as otherwise provided by the laws of the State of New York, the Registrant's Certificate of Incorporation provides that:

         ...the entire voting power shall be vested solely and exclusively in the holders of the shares of Class B Common Stock, the holders of Class B Common Stock to be entitled to 1 vote each for 1 share thereof held upon all matters requiring a vote of stockholders of the Corporation and the holders of the 5 1/2% Cumulative Prior Preference Stock or of the Class A Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof.


ITEM 2.   EXHIBITS.

         The securities being registered hereby are to be registered on an exchange on which no other securities of the Registrant are registered. Therefore, all exhibits required by Instruction II

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to Item 2 will be supplied to the New York Stock Exchange, Inc. and are not filed with or incorporated by reference to this Registration Statement.

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                                      SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       THE NEW YORK TIMES COMPANY


Date:  September 2, 1997               By: /s/ Rhonda L. Brauer
                                          ----------------------------------
                                          Name:  Rhonda L. Brauer
                                          Title: Assistant Secretary





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